SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a)
OF THE SECURITIES EXCHANGE ACT OF 1934

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/ X /	Definitive Additional Materials

/ /	Soliciting Material Pursuant to Sec. 240.14a-11(c) or Sec. 240.14a-12

PUTNAM MUNICIPAL OPPORTUNITIES TRUST

(Name of Registrant as Specified In Its Charter)

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if other than Registrant)

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March 31, 2010

Dear Shareholder:

We recently mailed you proxy materials with a white proxy card in connection with the upcoming Annual Meeting of Shareholders of your Fund to be held on April 8, 2010. This year’s meeting represents one of the most important meetings in the history of your Fund and this vote one of the most important decisions you will make regarding the Fund’s future. No matter how many shares you own, please make sure they are represented at the meeting.

DO NOT LET KARPUS TAKE CONTROL OF YOUR FUND

By now you will have received proxy solicitation material with a green proxy card from a dissident shareholder, Karpus Investment Management, seeking to take control of your Fund’s Board of Trustees. We urge you not to vote the green proxy card as we believe Karpus’s efforts are entirely motivated by self-interest and are inconsistent with the best interests of shareholders. If the dissident nominees are elected, we strongly believe that Karpus would seek short-term profits by liquidating or open-ending the Fund and that your Fund would cease to operate as a closed-end fund.

PLEASE DISCARD ANY GREEN PROXY CARD YOU RECEIVE

Your current Trustees are independent, highly qualified, and experienced in overseeing closed-end funds. Under their direction, the Fund has delivered strong total returns to shareholders and has implemented strategies to reduce the discount at which shares of your Fund may trade relative to their net asset value. Please support your Fund’s Trustees by voting the white card for your Fund’s Trustees (Proposal 1), and against the shareholder proposal to consider open-ending the Fund (Proposal 2).

Under certain circumstances, it might be appropriate to convert the Fund to an open-end fund, but we believe that the merits of maintaining a closed-end fund structure at this time are especially compelling when the current market circumstances, narrow trading price discount, advantageous preferred share leverage, and significant outperformance by the Fund relative to a comparable open-end Putnam fund are taken into account.

In fact, your Fund has experienced superior performance over recent periods, as well as over the longer term, relative to the comparable open-end fund. We believe that the closed-end structure played a big role in your Fund’s superior performance.

Based on extensive consideration and regular discussions of market conditions with the Fund's managers, we believe that the current closed-end fund structure continues to provide benefits to shareholders that are not available under an open-end structure, including:

• Ability to be more fully invested in high-yielding securities;

• Lower transaction costs (since a closed-end fund does not experience the cash flows associated with sales and redemptions of open-end shares); and

• Use of leverage through preferred shares, possibly leading to increased investment yield.

LEADING INDEPENDENT PROXY ADVISORS SUPPORT YOUR FUND’S TRUSTEES

We are pleased that ISS Corporate Governance Services, a division of RiskMetrics Group, Glass Lewis & Co. and Egan-Jones, leading independent firms that provide proxy voting recommendations to institutional investors, are all recommending that the Fund’s common shareholders support the Fund’s Trustees and vote against the proposal to open-end the Fund. All three firms advised their clients to vote For each current Trustee (Proposal 1) and Against the shareholder proposal (Proposal 2) on the white proxy card and not to vote the green card.

HOW COULD YOU BE HURT IF KARPUS GAINS CONTROL AND OPEN-ENDS YOUR FUND?

• A significant portion of the portfolio would need to be sold in order to redeem outstanding preferred shares prior to a conversion, thereby causing the Fund to incur transaction costs. Liquidating large positions in a short time frame could prove to be especially costly in certain market environments.

• Post-conversion redemptions from shareholders who do not want to invest in an open-end fund would generate transaction costs that impact remaining shareholders.

• Post-conversion redemptions would reduce the size of the Fund, possibly leading to an increased expense ratio for remaining shareholders.

• The Fund would likely incur legal, accounting, proxy solicitation, and other costs in connection with seeking shareholder approval of an actual conversion of the Fund.

Your current Trustees have extraordinarily deep governance experience in the mutual fund industry and significant business and investment experience, and they take pride in doing what is in the best interests of shareholders.

Contrast your current Trustees with Karpus’s green card slate:

• Karpus’s slate is not composed of individuals with high levels of experience in fiduciary responsibility and closed-end fund governance

• Karpus’s slate is populated by individuals with a track record of seeking a relatively quick financial opportunity using closed-end investment vehicles

• Karpus’s nominees are narrowly focused on the short-term goal of fundamentally changing the structure of the Fund in order to create a one-time liquidity event that is not in the interests of the broader shareholder base

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• The Karpus slate is led by a dissident group who is apparently frustrated with an earlier decision made by your Fund’s Trustees—a decision made only with the best interests of all shareholders in mind—not to implement a proposed merger of the Fund into an open-end fund

Regardless of the number of shares you own, your vote is very important. Please complete, sign and date the enclosed white proxy card and return it in the enclosed postage paid envelope. Please discard any green proxy card you receive.

If you have any questions, please call the Fund’s proxy solicitor, The Altman Group, toll free at 1-800-780-7316. I look forward to receiving your proxy card or meeting you in person at the Annual Meeting.

John A. Hill, Chairman
Board of Trustees
The Putnam Funds

Please be sure to complete, sign, and date the enclosed white proxy card to ensure that your vote is counted.

If you hold your shares in a brokerage or bank account (in “street name”), your broker or bank cannot vote your shares this year unless you complete, sign, and return the white proxy voting form it will send you.

If you have already returned a green proxy card, you can still support your Fund’s Trustees by returning a white proxy card. Only your latest dated proxy card will count.

Please do not return the green proxy card to Karpus, even to vote “withhold” on their nominees. Doing so will cancel any prior vote you have cast on the white proxy card.

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